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                                                                      EXHIBIT 12

EARNINGS TO FIXED CHARGES CALCULATION

                                             YEAR
                                            ENDED     NINE MONTHS
                                           DECEMBER      ENDED               FOR THE YEAR ENDED         FOR THE SIX MONTHS ENDED
                                             1998   9/30/98  9/30/99    9/30/00   9/30/01    9/30/02   9/30/03    3/31/03  3/31/04
                                           -------- -------  -------    -------   -------    -------   -------    -------  -------
(dollars in millions)
Income from continuing operations          $ 3,970  $ 3,981  $ 1,637    $(4,101)  $(30,880)  $27,553   $20,553    $18,430  $20,069
add back minority interests                     68       54     (140)        74        441     1,042     1,828        699    2,024
add back income taxes                           --       --       --      2,219         --        --        --         --      985
add back fixed charges less cap int         20,448   15,946    9,734     75,321     79,605    70,829    69,347     36,956   35,383
                                           -------  -------  -------    -------   --------   -------   -------    -------  -------
   total                                   $24,486  $19,981  $11,231    $73,513   $ 49,166   $99,424   $91,728    $56,085  $58,461
                                           -------  -------  -------    -------   --------  -------   -------    -------  -------

Interest expenses                          $17,088  $13,426  $ 7,304    $62,352   $ 64,346   $55,317   $53,881    $26,448  $27,769
Interest charged to construction                --       --       --         --         96       799     1,300        225      995
rent expense equivalent to interest exp      3,360    2,520    2,430      9,540     11,668    11,165    11,741      4,656    5,837
amortization of financing costs                 --       --       --      3,429      3,591     4,347     3,725      5,852    1,776
                                           -------  -------  -------    -------   --------   -------   -------    -------  -------
   total fixed charges                     $20,448  $15,946  $ 9,734    $75,321   $ 79,701   $71,628   $70,647    $37,181  $36,377
                                           -------  -------  -------    -------   --------   -------   -------    -------  -------

                                           -------  -------  -------    -------   --------   -------   -------    -------  -------
Ratio                                         1.20     1.25     1.15       0.98       0.62      1.39      1.30       1.51     1.61
                                           =======  =======  =======    =======   ========   =======   =======    =======  =======